As filed with the Securities and Exchange Commission on May 12, 2023

Registration No. 333-270496

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT No. 3

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BV Financial, Inc.

BayVanguard Bank 401(k) Profit Sharing Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6036	14-1920944
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7114 North Point Road

Baltimore, Maryland 21219

(410) 477-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David M. Flair

Timothy L. Prindle

Co-President and Chief Executive Officers

BV Financial, Inc.

7114 North Point Road

Baltimore, Maryland 21219

(410) 477-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott A. Brown, Esq.

Zachary A. Davis, Esq.

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Amount	Estimated
Registrant’s Legal Fees and Expenses	$585,000
Registrant’s Accounting Fees and Expenses	125,000
Marketing Agent’s Fees and Expenses (1)	1,600,000
Records Management Agent’s Fees and Expenses	80,000
Independent Appraiser’s Fees and Expenses	135,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	205,000
Filing Fees (NASDAQ, FINRA, SEC)	125,000
Transfer Agent’s Fees and Expenses	30,000
Business Plan Consultant’s Fees and Expenses	40,000
Proxy solicitation fees and expenses	15,000
Other	10,000

Total	$2,950,000

(1)	Assumes all shares are sold in the subscription offering at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

Articles 9 and 10 of the Amended and Restated Articles of Incorporation of BV Financial, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such. References to the “MGCL” refer to Maryland General Corporation Law:

ARTICLE 9. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 9 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in Section A of this Article 9 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the MGCL requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan), it shall be made only upon delivery to the Corporation of a written undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by a final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Section A of this Article 9 or otherwise.

B. Procedure. If a claim under Section A of this Article 9 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 9 or otherwise, shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 9 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 0 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 9 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 9, in no event shall any payments made by the Corporation pursuant to this Article 9 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal modification of this Article 9 by the stockholders of the Corporation or the Board of Directors shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 9 is in force.

ARTICLE 10. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the personal liability of officers and directors of the Corporation shall be eliminated or limited to the extent required by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

1.1	Engagement Letters among BayVanguard Bank, BV Financial, Inc. and Performance Trust Capital Partners (Marketing Agent Services)*

1.2	Engagement Letters among BayVanguard Bank, BV Financial, Inc. and Performance Trust Capital Partners (Records Agent and Stock Information Center Manager Services)*

1.3	Form of Agency Agreement among Bay-Vanguard, M.H.C., Inc., BayVanguard Bank, BV Financial, Inc. and Performance Trust Capital Partners*

2	Amended and Restated Plan of Conversion and Reorganization of Bay-Vanguard, M.H.C., Inc.*

3.1	Amended and Restated Articles of Incorporation of BV Financial, Inc.*

3.2	Amended and Restated Bylaws of BV Financial, Inc.*

3.3	Proposed Amended and Restated Articles of Incorporation of BV Financial, Inc.*,**

4	Form of Common Stock Certificate of BV Financial, Inc.*

5	Opinion of Luse Gorman, PC regarding legality of securities being registered*

8.1	Federal Income Tax Opinion of Luse Gorman, PC*

8.2	State Income Tax Opinion of FORVIS, LLP*

10.1	Employment Agreement between BayVanguard Bank, BV Financial, Inc., Bay-Vanguard, M.H.C. and David M. Flair†*

10.2	Employment Agreement between BayVanguard Bank, BV Financial, Inc., Bay-Vanguard, M.H.C. and Timothy L. Prindle†*

10.3	Change in Control Agreement between BayVanguard Bank and Michael J. Dee†*

10.4	Salary Continuation Agreement between BayVanguard Bank and David M. Flair†*

10.5	Salary Continuation Agreement between BayVanguard Bank and Timothy L. Prindle†*

10.6	Split Dollar Agreement for David M. Flair†*

10.7	BV Financial, Inc. 2017 Equity Incentive Plan†*

10.8	BV Financial, Inc. 2021 Equity Incentive Plan†*

10.9	Amended and Restated Supplemental Director Retirement Agreement with Brian K. McHale†*

21	Subsidiaries of BV Financial, Inc.*

23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1 )*

23.2	Consent of RP Financial, LC.*

23.3	Consent of FORVIS, LLP

23.4	Consent of P. David Bramble*

24	Power of Attorney (set forth on signature page)*

99.1	Engagement Letter between BV Financial, Inc. and RP Financial, LC. to serve as independent appraiser*

99.2	Letter of RP Financial, LC. with respect to value of Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Letter of RP Financial, LC. with respect to Liquidation Rights*

99.7	Form of BV Financial, Inc. Stockholder Proxy Card*

99.8	Update to Appraisal Report*

107	Filing Fee Table*

†	Management contract or compensation plan or arrangement.
*	Previously filed.
**	Reflects an amendment to the Amended and Restated Articles of Incorporation that will become effective at the effective time of the conversion.

(b)	Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on May 12, 2023.

BV FINANCIAL, INC.

By:	/s/ David M. Flair
David M. Flair
Co-President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Flair David M. Flair	Co-President, Co-Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2023

/s/ Timothy L.Prindle* Timothy L. Prindle	Co-President, Co-Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2023

/s/ Michael J. Dee* Michael J. Dee	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2023

/s/ Gary T. Amereihn* Gary T. Amereihn	Chairman of the Board	May 12, 2023

/s/ William Streett Baldwin* William Streett Baldwin	Director	May 12, 2023

/s/ William B. Crompton, III* William B. Crompton, III	Director	May 12, 2023

/s/ Joseph S. Galli* Joseph S. Galli	Director	May 12, 2023

/s/ Brian K. McHale* Brian K. McHale	Director	May 12, 2023

/s/ Joshua W. Posnick* Joshua W. Posnick	Director	May 12, 2023

P. David Bramble	Director

/s/ Machteld V. Thomas* Machteld V. Thomas	Director	May 12, 2023

*	Pursuant to the Power of Attorney contained in the signature page to the Registration Statement, as initially filed in the Form S-1 on March 13, 2023.